ASSET PURCHASE AGREEMENT


                              dated ________, 2003



                                  by and among



1.   PROF. DR. GERD LEDERER
     having his business address at Brienner Strasse 50
     80333 Munchen
     as official receiver of the leased object
     Lise-Meitner-Strasse 1, 85662 Hohenbrunn

     - hereinafter referred to as "RECEIVER" -,



2.   NANOPIERCE CARD TECHNOLOGIES GMBH I.L.
     Lise-Meitner-Strasse 1,
     85662 Hohenbrunn

     - hereinafter referred to as "COMPANY" -



     and

3.   TAGSTAR SYSTEMS GMBH
     Hochlandstrass 6
     83623 Dietramszell

     - hereinafter referred to as "TAGSTAR"-


                                    PREAMBLE

          WHEREAS, Mr. Werner Weinmann and the Company have entered into a Lease Agreement as of February 2, 2000, amended May 8, 2000, ("LEASE AGREEMENT") regarding rooms located in Lise-Meitner-Str. 1, 85662 Hohenbrunn, specified in the lease agreement ("LEASED OBJECT").

          WHEREAS, Prof. Dr. Lederer was appointed official receiver of the Leased Object according to the resolution of the lower court of Munich - Insolvency court - dated January 18, 2001.

          WHEREAS the application to initiate insolvency proceedings over the Company's assets has been denied due to lack of assets according to the


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                                                      Holme Roberts & Owen
                                                Rechtsanwalte - Attorneys at Law


                                      -2/4-

     resolution of the lower court of Munich - Insolvency court - dated August 18, 2003.

          WHEREAS, the Company and the Receiver have entered into a Termination Agreement regarding the Lease Agreement as of September 24, 2003
     ("TERMINATION AGREEMENT"). Under the terms and conditions of said agreement, the Company and the Receiver have agreed upon the expiry of the lease contract on March 31, 2004. In addition it was agreed that the Company was entitled to sell its assets located in the leased object to compensate such arrears of rent. The Receiver has approved such sales.

          WHEREAS, TagStar intends to buy the assets as defined hereinafter.

     NOW THEREFORE, the Parties agree as follows:



                                     SEC. 1
                           SALE AND TRANSFER OF ASSETS

1. The Company herewith sells and transfers the objects listed in EXHIBIT 1 to this agreement ("ASSETS") to TagStar.

2. The transfer shall be conditional upon payment of the purchase price as set forth in Sec. 3 below.

3.   TagStar accepts the sale and transfer.

4.   The Receiver agrees to the sale and transfer.


                                     SEC. 2
                        REPLACEMENT OF DELIVERY OF ASSETS

1. The Assets will remain in the Leased Object. The delivery (Ubergabe) of the Assets to TagStar shall be replaced by gratuitous Company custody (unentgeltliche Verwahrung durch Nanopierce Card) (Ersatz der Ubergabe durch Besitzkonstitut). This custody does not affect the exclusive right of TagStar to use the Assets at any time.

2. As far as third persons will have possession of the Assets, the Company assigns all existing and future claims for restitution (Herausgabeanspruche) to TagStar.


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                                                      Holme Roberts & Owen
                                                Rechtsanwalte - Attorneys at Law


                                      -3/4-

                                     SEC. 3
                                 PURCHASE PRICE

1. The purchase price amounts to EUR 42,580.60 (including value-added tax) ("PURCHASE PRICE").

2. The purchase price shall be directly transferred to the account of the Receiver at the Raiffeisenbank Feldkirchen, BCD 701 693 64, account No. 4000 70289 within a period of 14 days after conclusion of this agreement.

3. With the payment of the Purchase Price as stated under Sec. 3 Para. 3 any and all past and future obligations of the Company concerning the payment of rent under the above Lease Agreement are fulfilled.


                                     SEC. 4
                                     WAIVER

     Upon fulfillment of the condition set forth in Sec. 1 Para. 2 above, the Receiver waives all Landlord's lien on movable objects (Vermieterpfandrecht) in the Leased Object.


                                     SEC. 5
                ADMISSION OF LEASED OBJECT AND REMOVAL OF ASSETS

1. The Receiver and the Company shall allow the Managing Director and the employees of TagStar to enter the Leased Object up to the expiry of the tenancy agreement on March 31, 2004.

2. TagStar shall be obliged to remove the Assets from the Leased Object at least upon expiry of the tenancy agreement an March 31, 2004.


                                     SEC. 6
                                FINAL PROVISIONS

1. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

2. All amendments and additions to this Agreement must be made in writing. This also applies to a waiver of the written form requirement.

3. In the event that individual or a number of provisions set forth herein are or prove to be invalid or unenforceable, the validity of the remaining provisions shall not be affected thereby. Moreover, the invalid or unenforceable provision


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                                                      Holme Roberts & Owen
                                                Rechtsanwalte - Attorneys at Law


                                      -4/4-

     shall be deemed replaced by a provision which reaches the original content and purpose of the invalid provision to the closest possible and legally permissible extent. The aforesaid shall also apply with regard to provisions that prove to be missing.

4. As far as German translations are being provided in brackets subsequent to the respective English terms, the German translation shall be legally binding.



     Munich, this __________________



     _______________________                     _________________________
NanoPierce Card Technologies GmbH i.L              Tag Star Systems GmbH



     _______________________
       Prof. Gerd Lederer




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